Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-51496) pertaining to the Employee Stock Option Plan of Scottish Re Group Limited (the Company) (formerly Scottish Annuity & Life Holdings, Ltd) and the incorporation by reference in the Registration Statement (Form S-3 No. 333-113030) of the Company of our report dated February 10, 2004, with respect to the consolidated financial statements and schedules of the Company included in the Annual Report (Form 10-K) for the year ended December 31, 2003.


/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 2, 2004